UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 8, 2016

Date of Report (Date of earliest event reported)

TRUSTMARK CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	000-03683	64-0471500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

248 East Capitol Street, Jackson, Mississippi	39201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(601) 208-5111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

Trustmark Corporation Announces Results of Early Retirement Program

Trustmark Corporation announced a voluntary early retirement program for associates age 60 and above with five or more years of service.  Of those eligible for the program, 188 associates, or 6.38% of the workforce, accepted the retirement package and will retire no later than June 30, 2016.  The cost of this program will be reflected in a one-time, pre-tax charge of approximately $9.0 million, or $0.083 per share net of tax, in Trustmark’s second quarter 2016 earnings.  During the second half of 2016, pre-tax salary and employee benefits expense savings resulting from the implementation of the early retirement program are expected to total $4.2 million, or $0.039 per share net of tax.  In 2017, these pre-tax salary and employee benefits expense savings are expected to total approximately $8.5 million, or $0.077 per share net of tax.

This voluntary early retirement program represents another proactive measure in the management of Trustmark’s expense base.  This initiative provides organizational efficiencies resulting from investments in technology and realignment of work processes as well as advancement opportunities for associates.  Trustmark remains committed to investments to promote profitable revenue growth as well as reengineering and efficiency opportunities to enhance shareholder value.

Forward-Looking Statements

Certain statements contained in this disclosure constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In particular, projections of the future financial impact of the implementation of the early retirement program constitute such forward-looking statements.     You should read these statements carefully because they discuss our future expectations or state other “forward-looking” information and encompass management’s assumptions underlying these forward-looking statements.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Except as required by law, we undertake no obligation to update or revise any of this information, whether as the result of new information, future events or developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUSTMARK CORPORATION

BY:	/s/ Louis E. Greer
Louis E. Greer
Treasurer and Principal Financial Officer

DATE:	June 8, 2016